Exhibit 99.1

Media Contact:	Company Contact:
Mark Button	Dmitry Lipkin
Positio Public Relations	ZiLOG, Inc.
T: 408-453-2400	T: 408-558-8413
E: mark@positiopr.com	E: dlipkin@zilog.com

ZiLOG, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

SAN JOSE, Calif. —July 29, 2004 ZiLOG®, Inc. (Nasdaq:ZILG) the creator of the Z80® microprocessor and a leading innovator of integrated 8 bit microcontroller solutions, today announced that its board of directors has authorized a stock repurchase program pursuant to which ZiLOG may repurchase up to $5,000,000 in market value of its outstanding shares of common stock. ZiLOG’s common stock trades on the Nasdaq National Market and purchases under the program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending upon market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

About ZiLOG, Inc.

ZiLOG, Inc. (NASDAQ: ZILG) Founded in 1974, ZiLOG won international acclaim for designing one of the first architectures in the microprocessors and microcontrollers industry and is today a leading global supplier of 8-bit micro logic devices. It designs, manufactures and markets a broad portfolio of devices for embedded control and communication applications used in consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. ZiLOG is headquartered in San Jose, California, and employs approximately 550 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and our products, visit the Company’s website at: http://www.ZiLOG.com.

ZiLOG and Z80 are trademarks or registered trademarks of ZiLOG, Inc. in the United States and in other countries. Other product and or service names mentioned herein may be trademarks of the companies with which they are associated.